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April 21, 2006

Dear Fellow Shareholder:

        We are very pleased that the Company’s revenues continued to grow in 2005. Despite significant increases in the cost of materials and energy, as well as a one time administrative charge of $190,000 in the third quarter of the year associated with the NEM division, the Company reported the second highest net income and earnings per share in its history. We believe that our continued cost containment efforts, revenue growth across all existing product lines and additional revenues generated from new product development projects and programs we initiated in 2005 have positioned the Company for solid revenue and net income growth in 2006 and beyond.

        As a result of our continuing profitability, shareholders were paid a cash dividend of $0.06 in each of May and September of 2005. This was a result of the Company’s strong earnings and the Board’s confidence in the Company’s future. Future dividend declarations by the Board of Directors will be at its discretion, and will depend upon future operating results, as well as other investment and acquisition opportunities.

Micron Products, Inc.

        Micron Products, Inc. (“Micron”), Arrhythmia Research Technology’s wholly-owned subsidiary, continued to strengthen its market position as a leading manufacturer of silver-plated sensors, non-silver plated conductive resin sensors, and custom designed and coated sensors used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes, despite an increasingly competitive marketplace. In addition, Micron’s diversification into designing, manufacturing and selling of precision custom molded, high volume component parts to industrial customers continued in 2005.

        The year 2005 also represented the first full year in which New England Molders (“NEM”), acquired by Micron on May 7, 2004, operated as a division of Micron. The NEM division is a custom molder that produces a wide variety of consumable medical products, medical device and equipment components, as well as other products for the consumer, electronic and aerospace industries. We were pleased with the NEM division’s 17% contribution to overall revenue in 2005 and have high expectations for its prospects in 2006. In January of this year, Micron announced that it had entered into a three-year agreement with IDEXX Laboratories, a market leader in veterinary diagnostic testing solutions, to manufacture consumable plastic injection molded products for IDEXX’s production animal services division. Micron, through its NEM division, will also provide manufacturing services from product development to production of complex consumable test products.

        Micron also announced the formation of a new division, Micron Integrated Technologies (“MIT”) in January of this year. The new MIT division will specialize in the production of metal and plastic components for the medical and defense industries. The resulting expansion of Micron’s offerings will better serve our existing customer base and allow for diversification into new markets. We will provide end-to-end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging. We are very excited about the prospects for growth through this division in the future.

        We maintain our belief that the greatest opportunity for growth in the sensor market remains the ongoing modernization of healthcare in developing countries. Micron’s diversification into high volume custom injection molded components through the NEM division and the establishment of the MIT division in the first quarter of 2006 have solidified the Company’s ongoing plan for sustained growth and profitability. We are confident in our plan as new business development efforts gain traction, increasing diversification and profitability.

Arrhythmia Research Technology, Inc.

        We continue to be optimistic that there may be renewed interest in Arrhythmia’s Signal-Averaging Electrocardiograph (“SAECG”) product line, Predictor® 7, as an analytical tool for detecting ventricular late potentials. This reimbursable test may also be used to improve risk stratification in the determination of patients who may benefit from implantation of internal cardio-defibrillators. Renewed interest in the use of SAECG in detecting ventricular late potentials may increase the likelihood of licensing Arrhythmia’s patented technology, Predictor® 7, to original equipment manufacturers for inclusion in existing systems.

Looking Ahead

        Arrhythmia ended fiscal 2005 poised to extend the year’s successes including solid revenue growth, expanded Micron product offerings in its new MIT division, expanded long-term supply agreements with large OEM manufacturers through our NEM division and continued expansion of our market share in sensors for disposable medical electrodes.

        Our future success relies on the continuing support we have earned from our customers, our workforce and our shareholders. We are committed to partnering with our customers to solve their toughest challenges, maintaining a strong balance sheet and, through further product diversification and development, software licensing and acquisitions, sustaining the expansion of our business for years to come.

/s/ James E. Rouse
James E. Rouse
President & Chief Executive Officer